UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Strata Capital Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

2835

(Primary Standard Industrial Classification Code Number)

26-2124835

(I.R.S. Employer Identification Number)

11415 NW 123 Lane
Reddick, Florida 32686
(718) 554-3652

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Richard Astrom
11415 NW 123 Lane
Reddick, Florida 32686
(718) 554-3652

 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Laura Anthony, Esq.
Legal & Compliance, LLC
330 Clematis Street, Suite 217
West Palm Beach, FL 33401
Phone: 561-514-0936
Fax: 561-514-0832

As soon as practicable after this Registration Statement becomes effective

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock(1)	68,514,000	$0.0009	(1)(4)	$64,061	$4.57
Common Stock(3)	47,500,000	$0.0011	(4)	$52,250	$3.73
Total	116,014,000			$116,311	$8.30

(1)	Represents the amount, and maximum aggregate value, of common stock which we may put to Kodiak Capital Group, LLC pursuant to the terms of an Investment Agreement.
(2)
Unless otherwise provided, all of the common share numbers and per share prices in this prospectus do not give effect to a 1:15 reverse stock split approved on March 31, 2010 by written consent of our board of directors and more than a majority of our security holders.  Pursuant thereto, each fifteen (15) shares of our common stock outstanding at 9:00 a.m. on April 20, 2010 shall be deemed to be one (1) share of our common stock.  Our preferred stock shall remain unchanged.

(3)	Represents outstanding shares of common stock offered for resale by certain selling stockholders.
(4)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the closing bid price of $0.0011 per share as reported on the Pink OTC Markets on April 15, 2010.

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion dated ____________________ 2010

Prospectus

STRATA CAPITAL CORPORATION
 116,014,000 Shares of Common Stock
(7,734,266 post 15:1 reverse stock split)

This prospectus relates to the resale of up to 116,014,000 (7,734,266 post split) shares of the common stock, par value $0.000001 per share, of Strata Capital Corporation, a Delaware corporation (the “Common Stock”), by the selling stockholders, of which 68,514,000 (4,567,600 post split) are subject to the terms of an Investment Agreement with Kodiak Capital Group, LLC, a Delaware limited liability company (“Kodiak”) pursuant to which we have the right to “put” to Kodiak (the “Put Right”) up to $30 million in shares of our common stock (the “Investment Agreement” or “Equity Line of Credit”).

We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.  However, we will receive proceeds from the sale of securities pursuant to our exercise of the Put Right.  We will bear all costs associated with this registration.

Kodiak is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Line of Credit.  Kodiak will pay us 85% of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement.

Our common stock is quoted on the Pink OTC Markets, Inc. (“Pink Sheets”) under the symbol “STRP.PK”. The last reported sale price of our common stock on the Pink Sheets was on December 31, 2009 for $0.001 per share.  On March 31, 2010, the closing bid price of our common stock was $0.0011.

It is not possible to determine the price to the public in any sale of the shares of Common Stock by the selling stockholders and the selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the selling stockholders will determine the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds at the time of any sale. The selling stockholders will pay any underwriting discounts and commissions.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS IN THIS PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information from that contained in this prospectus.  The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.  Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

We will receive no proceeds from the sale of the shares of common stock sold by the selling stockholders.  However, we will receive proceeds from the sale of securities pursuant to our exercise of the Put Right.

The date of this prospectus is ____________________, 2010.

Prospectus Summary

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including the section entitled “Risk Factors” and our financial statements and related notes, before you decide whether to invest in our common stock. If you invest in our common stock, you are assuming a high degree of risk. See the section entitled “Risk Factors.”  References to “we,” “our,” “our company,” “us,” or “the Company” refer to Strata Capital Corporation and its subsidiaries, unless the context indicates otherwise.

About Us

We were formed as a Florida corporation on June 23, 1988, under the name Sunshine Equities Corp.  On August 13, 1998, we approved Articles of Amendment changing our name to LAL Ventures Corp and again on May 3, 1999 changing our name to Cyberoad.com Corporation.  At that time, we were an internet technology and software development company that developed, marketed and licensed complete computer software systems along with related technical and marketing support to operators of Internet sportsbook and casino websites.

In 2006, we were placed into Receivership by the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida pursuant to Florida Statutes Chapter 607.   In June 2007, the Court appointed Brian Goldenberg as the Receiver pursuant to which he elected Mark Rentschler as our sole officer and director.  In October 2007, the Receivership was closed.

In December 2007, Strata Capital Corporation was formed in Delaware for the purpose of re-domiciling us to the state of Delaware and effectuating a name change, both of which became effective in December 2007.  On January 22, 2008, we amended our Certificate of Incorporation to increase our authorized capital stock and designate preferred stock.   Beginning in 2008 through early 2010, we were a non-operating shell corporation seeking a merger, acquisition or other business combination with an operating company.

On February 22, 2008 Adam Kolaczek was elected as an officer (President and Secretary). Mr. Kolaczek subsequently orally resigned his position.  In January 2010 Mr. Rentschler resigned all positions with the Company.  On January 18, 2010 by consent of the stockholders without a meeting, Richard Astrom was appointed to the Board of Directors and as the President and CEO.  Likewise on February 18, 2010, by consent of the stockholders without a meeting, Mark Astrom was appointed to the Board of Directors.

In February 2010 we formed a Delaware subsidiary, Strata Acquisition Corp., which in turn acquired (the “Acquisition”) the business and all of the assets of Lyfetec, Inc., a Florida corporation formed in January 2009.  As consideration therefor, we issued to the Lyfetec shareholders 50,000,000 (3,333,333 post split) shares of our common stock.  The terms of the Acquisition are set forth in an Asset Purchase Agreement dated February 10, 2010, as amended on April 6, 2010 (the “APA”).

Also in connection with the Acquisition, we agreed, in part, to redeem (subject to the effectiveness of this Registration Statement) all 10 million shares of our currently outstanding Series A Preferred Stock and 475,000,000 shares of our common stock owned by Charette Corporation in exchange for payment to Charette of: (a) five hundred fifty thousand dollars cash ($550,000), (b) any funds we owe to Charette at the time of the redemption and (c) $60,640.37 for repayment of certain expenses paid on behalf of or for the benefit of Lyfetec, Inc. (the “Redemption”). Upon closing of the Redemption, Richard and Mark Astrom shall resign as our officers and directors.

However, on April 6, 2010, we entered into a Stock Purchase Agreement with Steven Cohen pursuant to which we have agreed to sell to Mr. Cohen 1 million shares of Series A Preferred Stock in exchange for $55,000, payable $1000 per month for 55 months pursuant to a promissory note.  The sale is contingent on the closing of the Redemption.

Effective April 20, 2010, we are implementing a 15:1 reverse common stock split.

After the Acquisition, our business operations consist of those of Lyfetec, Inc.  In February 2010, we amended the Certificate of Incorporation of Strata Acquisition Corp. to change its name to Lyfetec Medical, Inc. (“Lyfetec”).  Prior to the Acquisition, we were a non-operating shell company with no revenue and minimal assets.  As a result of the Acquisition, we are no longer considered a shell company.

LyfeTec, Inc. was incorporated in Florida in January 2009 to develop, remanufacture, market and package, under the Lyfetec private label, medical home screen test kits to consumers.  Through Lyfetec, our wholly-owned subsidiary, we conduct those same operations.

Our common stock is quoted on the Pink OTC Markets, Inc. (“Pink Sheets”) under the symbol “STRP.PK”.

About This Offering

This prospectus relates to the resale of up to 116,014,000 (7,734,266 post 15:1 reverse split) shares of common stock offered by the selling stockholders, consisting of the following (figures in parenthesis are post 15:1 reverse stock split effective April 20, 2010):
  68,514,000 (4,567,600) shares of common stock issuable to Kodiak Capital Group, LLC for investment banking services pursuant to an Investment Agreement with us dated March 29, 2010 (the “Investment Agreement” or “Equity Line of Credit”).
  22,500,000 (1,500,000) shares of common stock issued to Legal & Compliance, LLC in 2010 for legal services.
  25,000,000 (1,666,667) shares of common stock owned by Charette Corporation
Pursuant to the Investment Agreement, we have the right to “put” to Kodiak (the “Put Right”)  up to $30 million in shares of our common stock (i.e., we can compel Kodiak to purchase our common stock at a pre-determined formula).  Accordingly, this prospectus relates, in part, to the resale of up to 68,514,000 (4,567,600) shares of our common stock by Kodiak, none of which have been issued to Kodiak and will not be so issued until we exercise our Put Right.

For the purpose of determining the number of shares of common stock to be offered by this prospectus, we have assumed that we will issue not more than 68,514,000 (4,567,600) shares pursuant to the exercise of the Put Right, although the number of shares that we will actually issue pursuant to the Put Right may be more or less than 68,514,000 (4,567,600), depending on the trading price of our common stock.  We currently do not intend to exercise the put right in a manner which would result in our issuance of more than 68,514,000 (4,567,600) shares, but if we were to exercise the Put Right in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission (“SEC”) and that registration statement would have to be declared effective prior to the issuance of any additional shares.

The Investment Agreement provides, in part, that following notice to Kodiak, we may put to Kodiak up to $30,000,000 in shares of our common stock for a purchase price equal to 85% of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement. The dollar value that we will be permitted to put will be either: (a) $250,000 or (b) 200% of the average daily volume in the U.S. market of the common stock for the five trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put notice.  Kodiak has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio.  This prospectus covers, in part, the resale of our stock by Kodiak either in the open market or to other investors through negotiated transactions.  Kodiak’s obligations under the Investment Agreement are not transferrable and this registration statement does not cover sales of our common stock by transferees of Kodiak.  Our ability to put shares to Kodiak is further restricted whereby Kodiak has no obligation to purchase one or more of our shares to the extent any such purchase would result in Kodiak beneficially owning more than 4.99% of our common stock.

Kodiak will only purchase shares when we meet the following conditions:
  a registration statement has been declared effective and remains effective for the resale of the common stock subject to the Equity Line of Credit;
  our common stock has not been suspended from trading for a period of five consecutive trading days and we have not been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;
  we have complied with our obligations under the Investment Agreement and the attendant Registration Rights Agreement;
  no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; and
  we have not filed a petition in bankruptcy, either voluntarily or involuntarily, and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws.

The Investment Agreement will terminate when any of the following events occur:
  Kodiak has purchased an aggregate of $30,000,000 of our common stock;
  we file or otherwise enter an order for relief in bankruptcy; or
  our common stock ceases to be registered under the Securities Exchange Act of 1934 (the “Exchange Act”).
As we draw down on the Equity Line of Credit, shares of our common stock will be sold into the market by Kodiak.  The sale of these additional shares could cause our stock price to decline.  In turn, if the stock price declines and we issue more shares under the put provisions, more shares will come into the market, which could cause a further drop in the stock price.  You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the Equity Line of Credit.  If our stock price declines, we will be required to issue a greater number of shares under the Equity Line of Credit.  We have no obligation to utilize the full amount available under the Equity Line of Credit.

THE OFFERING (figures in parenthesis are post 15:1 reverse stock split effective April 20, 2010)
Shares of common stock offered by selling stockholders:	Up to 116,014,000 (7,734,266) shares of common stock, of which 47,500,000 (3,166,666) have been issued and 68,514,000 (4,567,600) of which will not be issued until we exercise our Put Right.
Common stock to be outstanding after the offering:
Assuming we exercise our Put Right for 68,514,000 (4,567,600) shares, up to 893,613,009 (59,574,200) shares of common stock will be outstanding; otherwise 825,099,009 (55,006,600) shares will be outstanding.

Use of proceeds:	We will not receive any proceeds from the sale of the shares by selling stockholders. However, we will receive proceeds from the Equity Line of Credit. See “Use of Proceeds”.
Risk factors:
You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page __ and all other information set forth in this prospectus before investing in our common stock.

Pink OTC Markets Symbol:	STRP.PK

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below as well as other information provided to you in this prospectus, including information in the section of this document entitled “Information Regarding Forward Looking Statements.”  The risks and uncertainties described below are not the only ones facing us.  Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations.  If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks related to our Business

We have a limited operating history upon which an evaluation of our prospects can be made.

Strata Capital Corp. was incorporated in 1988 and has since gone through numerous corporate restructurings.  In February 2010, Strata acquired as our wholly-owned subsidiary, Lyfetec Medical, Inc. (formerly, Lyfetec, Inc.).  Prior thereto, we have been a shell company with minimal assets and no operations.  We have only conducted operations since our acquisition of Lyfetec. Our future operations are contingent upon increasing revenues and raising capital.  Because we have a limited operating history, you will have difficulty evaluating our business and future prospects.   We also face the risk that we may not be able to effectively implement our business plan. If we are not effective in addressing these risks, we may not operate profitably and we may not have adequate working capital to meet our obligations as they become due.

We are a development stage company and because we had incurred losses and had no operations, our accountants expressed doubts about our ability to continue as a going concern.

For the period from February 2, 2009 (inception) through December 31, 2009, the accountants for Lyfetec, Inc. expressed doubt about its ability to continue as a going concern as a result of lack of history of operations, limited assets, and operating losses since inception. Our ability to achieve and maintain profitability and positive cash flow will depend on the success of the business of Lyfetec following the Acquisition.

We may be unable to develop new products and services or acquire products and services on favorable terms.

The medical diagnostic industry is characterized by ongoing technological developments and changing customer requirements.  As such, our results of operations and continued growth depend, in part, on our ability in a timely manner to develop or acquire rights to, and successfully introduce into the marketplace, enhancements of existing products and services or new products and services that incorporate technological advances, meet customer requirements, and respond to products developed by our competition. We cannot provide any assurance that we will be successful in developing or acquiring such rights to products and services on a timely basis, or that such products and services will adequately address the changing needs of the marketplace, either of which could adversely affect our results of operations.

In addition, we must regularly allocate considerable resources to research and development of new products, services, and technologies. The research and development process generally takes a significant amount of time from design stage to product launch. This process is conducted in various stages.  During each stage, there is a risk that we will not achieve our goals on a timely basis, or at all, and we may have to abandon a product in which we have invested substantial resources.

We may be unable to successfully integrate operations or to achieve expected cost savings from acquisitions.

One of our main growth strategies is the acquisition of companies and/or products.  Although additional acquisitions of companies and products may enhance the opportunity to increase net earnings over time, such acquisitions could result in greater administrative burdens, increased exposure to the uncertainties inherent in marketing new products, and financial risks of additional operating costs.  The principal benefits expected to result from any acquisitions we make will not be achieved fully unless we are able to successfully integrate the operations of the acquired entities with our operations and realize the anticipated synergies, cost savings, and growth opportunities from integrating these businesses into our existing businesses. We cannot provide any assurance that we will be able to identify and complete additional acquisitions on terms we consider favorable or that, if completed, will be successfully integrated into our operations.

We could be adversely affected by healthcare reform legislation.

Third-party payers for medical products and services, including state and federal governments, are increasingly concerned about escalating health care costs and can indirectly affect the pricing or the relative attractiveness of our products by regulating the maximum amount of reimbursement they will provide for diagnostic testing services.  In recent years, pressure has been increasing for the U.S. government to enact comprehensive healthcare reform.  These proposals have been wide-ranging on both state and federal levels.  We are unable to predict whether any such legislation may be enacted in the U.S. or elsewhere or what effect such legislation may have on reimbursement rates for our products.  If reimbursement amounts for diagnostic testing services are decreased in the future, such decreases may reduce the amount that will be reimbursed to hospitals or physicians for such services and consequently could place constraints on the levels of overall pricing, which could have a material effect on our sales and/or results of operations.

The availability and amount of reimbursement for our products and services and the manner in which government and private payers may reimburse for our products is uncertain.

Coverage and reimbursement for products and services under Medicare are determined pursuant to regulations promulgated by the Centers for Medicare & Medicaid Services (“CMS”) and pursuant to CMS’s subregulatory coverage and reimbursement determinations.  It is difficult to predict how CMS will apply those regulations and subregulatory determinations to our products.  Moreover, the methodology under which CMS makes coverage and reimbursement determinations is subject to change, particularly because of budgetary pressures facing the Medicare program.

Even if our products are approved for marketing in the U.S., if we are unable to obtain or retain coverage and adequate levels of reimbursement from Medicare or from private health plans, our ability to successfully market such products in the U.S. will be adversely affected.  The manner and level at which the Medicare program reimburses for services related to our products (e.g., administration services) also may adversely affect our ability to market or sell any of our products that may be approved for marketing in the U.S.

Efforts to contain or reduce health care costs have resulted in many legislative and regulatory proposals at both the federal and state level, and it is difficult to predict which, if any, of these proposals will be enacted, and, if so, when.  Cost control initiatives by governments or third party payers could decrease the price that we receive for any one or all of our products.

Intense competition could adversely affect our profitability.

The markets for our products and services are characterized by substantial competition and rapid change.  Hundreds of companies in the United States supply immunodiagnostic tests. These companies range from multinational healthcare entities, for which immunodiagnostics is one line of business, to small start-up companies. Many of our competitors have significantly greater financial, technical, manufacturing, and marketing resources than we do. We cannot provide any assurance that our products and services will be able to compete successfully with the products and services of our competitors.

We may be unable to successfully obtain required quantities of our products economically.

We have not yet manufactured any products for commercial use.  We intend to contract with third party manufacturers to obtain manufacturing capabilities.  We will depend on those parties to comply with current good manufacturing practices and other regulatory requirements and to deliver materials on a timely basis.  These parties may not perform adequately. Any failures by these third parties may delay our development of products or the submission of these products for regulatory approval.

We are dependent on suppliers for certain critical components and products. A supply interruption could adversely affect our business.

Our products are made from a wide variety of raw materials that are generally available from multiple sources of supply.  However, certain critical raw materials and supplies required for the production of some of our principal products may become unavailable or difficult to acquire.  If these suppliers become unable or unwilling to supply the required raw materials or products, we would need to find another source, and perform additional development work and obtain regulatory approvals for the use of the alternative raw materials for our products. Completing that development and obtaining such approvals could require significant time and resources, and may not occur at all. Any disruption in the supply of these raw materials or finished products could have a material adverse affect on us.

We may be unable to protect or obtain proprietary rights that we utilize or intend to utilize.

In developing and manufacturing our products, we employ a variety of proprietary and patented technologies.  In addition, we have licensed, and expect to continue to license, various complementary technologies and methods from public and private companies.  We cannot provide any assurance that the technologies that we own or license provide protection from competitive threats or from challenges to our intellectual property.  In addition, we cannot provide any assurances that we will be successful in obtaining licenses or proprietary or patented technologies in the future.

Our business could be negatively affected if we are unable to attract, hire, and retain key personnel.

Our future success depends on our continued ability to attract, hire, and retain highly qualified personnel, including our executive officers and scientific, technical, sales, and marketing employees, and their ability to manage growth successfully. If such key employees were to leave and we were unable to obtain adequate replacements, our operating results could be adversely affected.

We depend highly on our current chief executive officer whose unexpected loss may adversely impact our business and with whom we do not have a formal employment agreement.

We rely heavily on the expertise, experience and continued services of Richard Astrom, our Chairman and Interim Chief Executive Officer.  We presently do not have an employment agreement with Mr. Astrom and there can be no assurance that we will be able to retain him or, should he choose to leave us for any reason, to attract and retain a replacement or additional key executives.  The unexpected loss of our CEO may have a material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations.

Until redemption of the Preferred Stock, One holder of our Series A Preferred Stock elects all of our directors and controls our operations.

We have issued a total of 10 million shares of our Series A Preferred Stock to Charette Corporation.  Each share of Series A Preferred Stock entitles the holder thereof to 1000 votes on all matters brought before the vote of our shareholders and the right to elect a majority of our board of directors.  Accordingly, Charette Corporation can elect all of our directors and control our operations.

We do not pay dividends on our Common Stock.

We have not paid any dividends on our common stock and do not anticipate paying dividends in the foreseeable future. We plan to retain earnings, if any, to finance the development and expansion of our business.

Risks related to our Common Stock

Our Common Stock is quoted on the Pink Sheets, which may limit the liquidity and price of our Common Stock more than if our Common Stock were quoted or listed on the OTC Bulletin Board, the Nasdaq Stock Market or a national exchange.

Our securities are currently quoted on the Pink OTC Markets, Inc. (the “Pink Sheets”), an inter-dealer automated quotation system for equity securities. Quotation of our securities on the Pink Sheets may limit the liquidity and price of our securities more than if our securities were quoted or listed on the OTC Bulletin Board, the Nasdaq Stock Market or a national exchange.  As a Pink Sheets listed company, we do not attract the extensive analyst coverage that accompanies companies listed on other exchanges. Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded on the Pink Sheets. These factors may have an adverse impact on the trading and price of our Common Stock.

The trading price of our common stock may decrease due to factors beyond our control.

Our stock is currently quoted on the Pink Sheets.  The stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies.  These broad market fluctuations may adversely affect the market price of our common stock.  If our shareholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall.  These sales also might make it more difficult for us to sell equity, or equity-related securities, in the future at a price we deem appropriate.

The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:
  variations in our quarterly operating results,
  changes in general economic conditions and in the health care industry, changes in market valuations of similar companies,
  announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, or capital commitments, loss of a major supplier, customer, partner or joint venture participant and the addition or loss of key managerial and collaborative personnel.
Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.  As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

The application of the “penny stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.

The Securities and Exchange Commission (the “SEC”) has adopted rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:
  that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:
  obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.
The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:
  sets forth the basis on which the broker or dealer made the suitability determination and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.
Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

The market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price.  You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  The volatility in our share price is attributable to a number of factors.  First, as noted above, our common shares are sporadically and thinly traded.  As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction.  The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.  Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products and services.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.  Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

We will incur increased costs as a result of being a public company, which could affect our profitability and operating results.

As a result of voluntarily registering our stock on this Registration Statement, we will become obligated to file annual, quarterly and current reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended.  In addition, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the new rules subsequently implemented by the SEC and the Public Company Accounting Oversight Board have imposed various new requirements on public companies and its registered accountant, including changes in a public company’s corporate governance practices.  We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities of our more time-consuming and costly.  These costs could affect profitability and our results of operations.

The registration and potential sale, pursuant to this prospectus, by the selling stockholders of a significant number of shares could depress the price of our common stock.

Because there is a limited public market for our common stock, there may be significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares pursuant to this prospectus, which could allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock.  The presence of short sellers in our common stock may further depress the price of our common stock.

If the selling stockholders sell a significant number of shares of common stock, the market price of our common stock may decline.  Furthermore, the sale or potential sale of the offered shares pursuant to the prospectus and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting which, in turn, could harm our business and the trading price of our common stock.

We soon will be subject to reporting obligations under the U.S. securities laws.  The Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting.  In addition, an independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting.  Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if they are not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future.  If we fail to timely achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal controls over financial reporting at a reasonable assurance level.  Moreover, effective internal controls over financial reporting are necessary for us to produce reliable financial reports and are important to help prevent fraud.  As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our common stock.  Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act. As of the date of this prospectus we do not have an estimate of the costs to the company of compliance with the Act.

We have not yet begun preparing for compliance with Section 404, but we are aware we must do so by strengthening, assessing and testing our system of internal controls to provide the basis for our report.  The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention.  We cannot be certain that these measures will ensure that we will maintain adequate controls over our financial processes and reporting in the future.  Furthermore, as we grow our business, our internal controls will become more complex and will require significantly more resources to ensure our internal controls overall remain effective.  Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.  If we or our auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market's confidence in our financial statements and harm our stock price.

Risks Related to Our Securities, the Equity Line of Credit and This Offering

We are registering an aggregate of 116,014,000 (7,734,266 post 15:1 reverse split) shares of common stock; of which 68,514,000 (4,567,600 post split) are to be issued under the Equity Line of Credit.  The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 116,014,000 (7,734,266 post split) shares of common stock under this registration statement, of which 68,514,000 (4,567,600 post split) have not been issued but will be issued pursuant to the Equity Line of Credit.  The sale of these shares into the public market could depress the market price of our common stock.   As of April 1, 2010, there were 825,099,009 (55,006,600 post split) shares of our common stock issued and outstanding.

Existing stockholders could experience substantial dilution upon the issuance of common stock pursuant to the Equity Line of Credit.

This registration contemplates our issuance of up to 68,514,000 (4,567,600 post split) shares of our common stock to Kodiak, subject to certain restrictions and obligations.  If the terms and conditions of the Equity Line of Credit are satisfied, and we choose to exercise our Put Rights to sell 68,514,000 (4,567,600 post split) shares of our common stock to Kodiak, our existing stockholders’ ownership will be diluted by such sales.  Consequently, the value of your investment may decrease.

Kodiak will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to Kodiak pursuant to the Investment Agreement will be purchased at a fifteen percent (15%) discount to the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement.  Kodiak has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price.  If Kodiak sells the shares, the price of our common stock could decrease.  If our stock price decreases, Kodiak may have a further incentive to sell the shares of our common stock that it holds.  These sales may have a further impact on our stock price.

There may not be sufficient trading volume in our common stock to permit us to generate adequate funds from the exercise of our put.

The Investment Agreement provides that the dollar value that we will be permitted to put to Kodiak, at Kodiak’s option, will be either: (a) $250,000 or (b) 200% of the average daily volume in the US market of the common stock for the five trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put.  If the average daily trading volume in our common stock is too low, it is possible that we would only be permitted to exercise a put for $250,000 which may not provide adequate funding for our planned operations.

Our common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common stock has historically been sporadically or “thinly-traded” on the Pink Sheets, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent.  This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will continue.

Rule 144 Related Risk.

The SEC adopted amendments to Rule 144 which became effective on February 15, 2008 that apply to securities acquired both before and after that date.  Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that: (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:
  1% of the total number of securities of the same class then outstanding; or
  the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;
provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Restrictions on the reliance of Rule 144 by Shell Companies or former Shell Companies.

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us.  The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company.  The SEC has provided an important exception to this prohibition, however, if the following conditions are met:
  The issuer of the securities that was formerly a shell company has ceased to be a shell company,
  The issuer of the securities is subject to the reporting requirements of Section 14 or 15(d) of the Exchange Act,
  The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and
  At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, stockholders who receive our restricted securities in a business combination will not be able to sell our shares without registration until one year after we have completed our initial business combination.

Forward-Looking Statements

Statements in this prospectus may be “forward-looking statements.”  Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions.  These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission.  In addition, such statements could be affected by risks and uncertainties related to our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

Use of Proceeds

We will not receive any of the proceeds from the selling stockholder's sale of the shares offered under this prospectus.  We will, however, receive proceeds from the sale of our common stock to Kodiak pursuant to the Investment Agreement. The proceeds from our exercise of the Put Right pursuant to the Investment Agreement will be used for the Redemption of our Preferred Stock and working capital and general corporate purposes.

Selling Security Holders

The following table details the name of each selling stockholder, the number of shares owned by that selling stockholder, and the number of shares that may be offered by each selling stockholder for resale under this prospectus.  The number of shares does not reflect our 15:1 reverse stock split effective April 20, 2010.  See footnote 4, below.

Except for Kodiak Capital Group, LLC, none of the selling shareholders is a broker-dealer.  The selling stockholders may sell up to 116,014,000 (7,734,266 post 15:1 reverse split) shares of our Common Stock from time to time in one or more offerings under this prospectus, including 68,514,000 (4,567,600 post split) shares which are issuable upon the exercise of our put right with Kodiak.  Because each selling stockholder may offer all, some or none of the shares it holds, and because based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided.  The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders.

Name of selling security holder	Amount of securities of the class owned by the security holder before this offering(4)	Amount to be offered for the security holder's account	Amount and (if one percent or more) percentage of the class to be owned by security holder after the offering is complete
Kodiak Capital Group, LLC(1)	68,514,000	68,514,000	0
Legal & Compliance, LLC(2)	22,500,000	22,500,000	0
Charette Corporation(3)	25,000,000	25,000,000	0
TOTAL	116,014,000	116,014,000	0

(1)
The shares of common stock have not yet been issued, but will be issued upon our exercise of the Put Right set forth in Investment Agreement with Kodiak. The natural person with voting and dispositive power for Kodiak Capital Group is Ryan Hodson.

(2)	For legal services. The natural person with voting and dispositive power for Legal & Compliance, LLC is Laura Anthony.
(3)	The natural person with voting and dispositive power for Charette Corporation is Mark Astrom.
(4)
The common share numbers do not give effect to a 1:15 reverse stock split approved on March 31, 2010 by written consent of our board of directors and more than a majority of our security holders.  Pursuant thereto, each fifteen (15) shares of our common stock outstanding at 9:00 a.m. on April 20, 2010 shall be deemed to be one (1) share of our common stock.  Our preferred stock shall remain unchanged.

Plan of Distribution

This prospectus includes 116,014,000 (7,734,266 post 15:1 reverse split) shares of common stock offered by the selling stockholders.

Each selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the Pink Sheets, the OTCBB or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  An exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
  Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
  a combination of any such methods of sale; or
  Any other method permitted pursuant to applicable law.
A selling stockholder or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers.  Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.  Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk.  It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.  A selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder.  The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are paying all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts. The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

A selling stockholder may pledge its shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.  The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M.

These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person.  In the event that the selling stockholder is deemed affiliated with purchasers or distribution participants within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  In regards to short sells, the selling stockholder is contractually restricted from engaging in short sells.  In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify certain of the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.  If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

Description of Securities to be Registered

Our authorized capital stock consists of 5,000,000,000 shares of Common Stock, par value $0.000001 per share and 10,000,000 shares of Series A Preferred Stock, par value $0.000001 per share.  As of April 1, 2010 there were issued and outstanding 825,099,009 (55,006,600 post split) shares of Common Stock and 10,000,000 shares of Series A Preferred stock.

The common share numbers do not give effect to a 1:15 reverse stock split approved on March 31, 2010 by written consent of our board of directors and more than a majority of our security holders.  Pursuant thereto, each fifteen (15) shares of our common stock outstanding at 9:00 a.m. on April 20, 2010 shall be deemed to be one (1) share of our common stock.  Our preferred stock shall remain unchanged.

Furthermore, in connection with the Acquisition, we agreed, in part, to redeem (subject to the effectiveness of this Registration Statement) all 10 million shares of our currently outstanding Series A Preferred Stock and 475,000,000 shares (31,666,667 post split) of our common stock all of which is owned by Charette Corporation.  In exchange therefore, we shall pay to Charette: (a) five hundred fifty thousand dollars cash ($550,000), (b) all funds we owe to Charette at the time of the redemption and (c) $60,640.37 for repayment of certain expenses paid on behalf of or for the benefit of Lyfetec, Inc. (the “Redemption”).

Moreover, on April 6, 2010, we entered into a Stock Purchase Agreement with Steven Cohen pursuant to which we have agreed to sell to Mr. Cohen 1 million shares of Series A Preferred Stock in exchange for $55,000, payable $1000 per month for 55 months pursuant to a promissory note.  The sale is contingent on the closing of the Redemption.

Common stock

Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of Common Stock are entitled to receive dividends out of legally available assets at such times and in such amounts as our Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized.

Our Common Stock is not subject to conversion or redemption and holders of Common Stock are not entitled to preemptive rights.  Upon the liquidation, dissolution or winding up of the Company, the remaining assets legally available for distribution to stockholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of Common Stock and any participating preferred stock outstanding at that time. Each outstanding share of Common Stock is fully paid and nonassessable.

Preferred Stock

Our Board of Directors has the authority, without action by stockholders, to designate and issue preferred stock in one or more series. The Board of Directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of our Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of the preferred stock. However, these effects might include: (a) restricting dividends paid to the holders of shares of the Common Stock; (b) diluting the voting power of the holders of shares of the Common Stock; (c) impairing the liquidation rights of holders of shares of the Common Stock and (d) delaying or preventing a change in control of the Company without further action by stockholders.

Series A Preferred Stock

Each share of Series A Preferred Stock entitles the holder thereof to 1000 votes on all matters brought before the vote of our shareholders.  As a class, the holders of the Series A Preferred Stock has the right to elect a majority of our board of directors and to amend our certificate of incorporation.  Currently, Charette Corporation owns all of our Series A Preferred Stock. However, in connection with the Acquisition, we agreed, in part, to redeem (subject to the effectiveness of this Registration Statement) all 10 million shares of our currently outstanding Series A Preferred Stock and 475,000,000 shares of our common stock all owned by Charette Corporation in exchange for payment to Charette of: (a) five hundred  fifty thousand dollars cash ($550,000), (b) any funds we owe to Charette at the time of the redemption and (c) $60,640.37 for repayment of certain expenses paid on behalf of or for the benefit of Lyfetec, Inc. (the “Redemption”).

On April 6, 2010, we entered into a Stock Purchase Agreement with Steven Cohen pursuant to which we have agreed to sell to Mr. Cohen 1 million shares of Series A Preferred Stock in exchange for $55,000, payable $1000 per month for 55 months pursuant to a promissory note.  The sale is contingent on the closing of the Redemption.

Warrants

None.

Options

None.

Description of Business

Background and History

We were formed as a Florida corporation on June 23, 1988, under the name Sunshine Equities Corp.  On August 13, 1998, we approved Articles of Amendment changing our name to LAL Ventures Corp and again on May 3, 1999 changing our name to Cyberoad.com Corporation.  At that time, we were an internet technology and software development company that developed, marketed and licensed complete computer software systems along with related technical and marketing support to operators of Internet sportsbook and casino websites.

In 2006, we were placed into Receivership by the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida pursuant to Florida Statutes Chapter 607.   In June 2007, the Court appointed Brian Goldenberg as the Receiver pursuant to which he elected Mark Rentschler as our sole officer and director.  In October 2007, the Receivership was closed.

In December 2007, Strata Capital Corporation was formed in Delaware for the purpose of re-domiciling us to the state of Delaware and effectuating a name change, both of which became effective in December 2007.  On January 22, 2008, we amended our Certificate of Incorporation to increase our authorized capital stock and designate preferred stock.   Beginning in 2008 through early 2010, we were a non-operating shell corporation seeking a merger, acquisition or other business combination with an operating company.

On February 22, 2008 Adam Kolaczek was elected as an officer (President and Secretary). Mr. Kolaczek subsequently orally resigned his position.  In January 2010 Mr. Rentschler resigned all positions with the Company.  On January 18, 2010 by consent of the stockholders without a meeting, Richard Astrom was appointed to the Board of Directors and as the President and CEO.  Likewise on February 18, 2010, by consent of the stockholders without a meeting, Mark Astrom was appointed to the Board of Directors.

In February 2010 we formed a Delaware subsidiary, Strata Acquisition Corp., which in turn acquired (the “Acquisition”) the business and all of the assets of Lyfetec, Inc., a Florida corporation formed in January 2009.  As consideration therefor, we issued to the Lyfetec shareholders 50,000,000 shares (3,333,333 post split) of our common stock.  The terms of the Acquisition are set forth in an Asset Purchase Agreement dated February 10, 2010 (the “APA”).

Also in connection with the Acquisition, we agreed, in part, to redeem (subject to the effectiveness of this Registration Statement) all 10 million shares of our currently outstanding Series A Preferred Stock and 475,000,000 shares (31,666,667 post split) of our common stock all owned by Charette Corporation in exchange for payment to Charette of: (a) five hundred  fifty thousand dollars cash ($550,000), (b) any funds we owe to Charette at the time of the redemption and (c) $60,640.37 for repayment of certain expenses paid on behalf of or for the benefit of Lyfetec, Inc. (the “Redemption”). Upon closing of the Redemption, Richard and Mark Astrom shall resign as our officers and directors.

Effective April 20, 2010, we are implementing a 15:1 reverse common stock split.

After the Acquisition, our business operations consist of those of Lyfetec, Inc.  In February 2010, we amended the Certificate of Incorporation of Strata Acquisition Corp. to change its name to Lyfetec Medical, Inc. (“Lyfetec”).  Prior to the Acquisition, we were a non-operating shell company with no revenue and minimal assets.  As a result of the Acquisition, we are no longer considered a shell company.

LyfeTec, Inc. was incorporated in Florida in January 2009 to develop, remanufacture, market and package, under the Lyfetec private label, medical home screen test kits to consumers.  Through Lyfetec, our wholly-owned subsidiary, we conduct those same operations.

Overview

We are an emerging medical technology company focused on the early detection of major illnesses such as cancer through the analysis of blood, saliva, urine, hair and other substances.  We expect our portfolio of products and services to include a combination of personal health screening/diagnostic  kits and international third party testing services targeted for the global consumer health market.

We intend to offer home screening medical detection test kits for drugs of abuse, sexually transmitted diseases, infectious deceases, tumor marker, and fertility.  In addition, we will offer emergency medical response mobile hospital units, which enable the provision of temporary emergency life support, and medical and pharmaceutical products and services; and communication via secured wireless technology.

Our diagnostic test kits will utilize immunodiagnostic technologies, which test samples of blood, urine, stool, and other body fluids or tissue for the presence of antigens and antibodies of specific infectious diseases.  Screening tests should include Strep Throat, Breast Cancer, Prostate Cancer, colon cancer, STD tests and drug testing products.  We believe that these tests will be of the same quality, accuracy and composition as those used by professional medical laboratories.  Many of the products will have regulatory status which is necessary for sales outside the United States and FDA clearance which is required for domestic distribution and sales only.  Additionally, we expect to offer a comprehensive software package with cellular phone interface which will allow individuals and families to share test results and ongoing personal health data with physicians.

Moreover, we have developed and will offer an Emergency Response Units division (“ERU”), in which we have the ability to offer temporary emergency life support, medical and pharmaceutical products and services and communicate via secured wireless technology.  The ERU uses a unique plastic and air capillary system to maintain building integrity.

Plan of Operations

Our principal business is the development, manufacture, sale and distribution of diagnostic test kits.  We are currently in the development stage for many products and services.   We are currently developing marketing materials, labels, and global sales materials relative to our test kits.

We plan to acquire and develop existing and novel products that can move through clinical trials quickly, shepherding them through the FDA approval processes and advancing them through commercialization.  In addition, we intend to grow through the acquisition of businesses that will advance our objectives.

A key objective over the next 36 months is the acquisition of three carefully selected compounding pharmacies based in the United States.  These pharmacies will have specific business formats and models that will facilitate corporate growth and profitability.

We intend to market our products to retail stores nationally through a network of sales representatives and distributors.  We have entered into five territory distribution agreements to market and sell our products.

Market Trends

The global market for infectious disease tests continues to expand as new disease states are identified, new therapies become available, and worldwide standards of living and access to health care improve. More importantly, within this market there is a continuing shift from conventional testing, which requires highly trained personnel and lengthy turnaround times for test results, to more technologically advanced testing, which can be performed by less highly trained personnel and completed in minutes or hours.

The increasing pressures to contain total health care costs have accelerated the increased use of diagnostic testing.  With rapid and accurate diagnoses of infectious diseases, physicians can pinpoint appropriate therapies quickly, leading to faster recovery, shorter hospital stays and lower treatment expense.  In addition, these pressures have led to a major consolidation among reference laboratories and the formation of multi-hospital group purchasing organizations that have reduced the number of institutional customers for diagnostic products and resulted in changes in buying practices.  Specifically, multi-year exclusive or primary source marketing or distribution contracts with institutional customers have become more common, replacing less formal distribution arrangements of shorter duration and involving lower product volumes.

Sales and Marketing

We intend to market our products to retail stores nationally through a network of sales representatives and distributors.  Our sales and distribution network consists of a direct sales force and independent distributors. The direct sales force consists of our management personnel.  We have entered into five territory distribution agreements to market and sell our products.

Products and Markets

We have expertise in the development and manufacture of products based on multiple core diagnostic technologies.  Our product technologies include over 150 types of personal home medical testing kits.   Accordingly, we are able to develop and manufacture diagnostic tests in a variety of formats that satisfy customer needs and preferences, whether at home or in a hospital, laboratory or alternate site location.

Research and Development

Our research and development organization is managed by Steven Cohen (for a description of Mr. Cohen’s qualifications, see Directors, Executive Officers, Promoters and Control Persons).  To date, our research and development have been outsourced to Guangzhou Wondfo Biotech Co., Ltd, our Chinese manufacturer (“Wondfo”).  We intend to focus our activities on new applications for our existing technologies, improvements to existing products and development of new technologies.   We may undertake research and development in-house or with outside parties.

Manufacturing

Our products require the production of highly specific and sensitive antigens and antibodies.  Wondfo manufactures and packages, under our private label, the test kits.

Intellectual Property, Patents, and Licenses

We own the non-exclusive right to intellectual licensing for the U.S. products owned by Wondfo, to private label their products for remanufacturing their product line for redistribution worldwide.

Government Regulation

Our diagnostic products are regulated by the Food & Drug Administration (“FDA”) as “devices” pursuant to the Federal Food, Drug, and Cosmetic Act (“FDCA”).  Under the FDCA, medical devices are classified into one of three classes (i.e., Class I, II or III). Class I and II devices are not expressly approved by the FDA, but, instead, are “cleared” for marketing.  Class III devices generally must receive “pre-market approval” from the FDA as to safety and effectiveness.

Each of the diagnostic products currently marketed by us in the United States has been cleared by the FDA pursuant to the 510(k) clearance process or is exempt from such requirements. We believe that most, but not all, products under development will be classified as Class I or II medical devices and, in the case of Class II devices, will be eligible for 510(k) clearance.

All of our approved products are stamped FDA on the www.lyfetec.com website and are approved thru Wondfo.

Sales of our diagnostic products in foreign countries are subject to foreign government regulation, the requirements of which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval and the requirements may differ.

Description of Property

Our principal business office is located at 11415 NW 123 Lane, Reddick, Florida 32686 which is a guest cottage at the home of our CEO.  We do not pay rent or fees associated with the use of this office space.  It is anticipated that within the next twelve months the Company will move its principal office to share an office with our Director Steven Cohen at 760 E. McNab, Pompano Beach, Florida 33060.

Management's Discussion and Analysis of Financial Condition or Plan of Operations

The following discussion relates to Lyfetec's operations through December 31, 2009.

Plan of Operations

We are an emerging medical technology company focused on the early detection of major illnesses such as cancer through the analysis of blood, saliva, urine, hair and other substances.  Our portfolio of products and services include a combination of personal health/diagnostic screening kits and international third party testing services targeted for the global consumer health market.  We will offer home screening medical detection test kits for drugs of abuse, sexually transmitted diseases, infectious deceases, tumor marker, and fertility.  In addition, we will offer emergency medical response mobile hospital units, which enable the provision of temporary emergency life support, and medical and pharmaceutical products and services.

Our principal business is the development, manufacture, sale and distribution of diagnostic test kits.  We are currently in the development stage for certain products and services, while other products are currently being marketed with distributor territories being negotiated with multiple distributor candidates.   We are currently developing marketing materials, labels, and global sales materials relative to our test kits.

We plan to acquire and develop existing and novel products that can move through clinical trials quickly, shepherding them through the FDA approval processes and advancing them through commercialization.  In addition, we intend to grow through the acquisition of businesses that will advance our objectives.

A key objective over the next 36 months is the acquisition of three carefully selected compounding pharmacies based in the United States.  Acquisition terms are under negotiation.  These pharmacies have specific business formats and models that will facilitate corporate growth, profitability and personal health screening kit sales to consumers.

We intend to market our products to retail stores nationally through a network of sales representatives and distributors.  We have entered into five distribution agreements to market and sell our products.

Financial Overview

The following financial information reflects the operations of  Lyfetec as a going concern during the period since inception (February 2009) to December 31, 2009.  However, we have acquired only the business assets of Lyfetec and have not assumed any of the Lyfetec’s liabilities (the “Acquisition”).  Therefore the following information must be analyzed without taking into account the effect that these liabilities would have on future performance (see below).

We are, and have been since inception (February 2009), a development stage corporation.  We have yet to generate any operating revenue.  We have incurred operating losses since inception of $666,793, have an accumulated deficit of approximately $666,793 and have negative cash flows from operations of approximately $125,039.  In addition, as of December 31, 2009, the balance of cash and cash equivalents totaled $767, and current liabilities exceeded current assets by approximately $911,000.  There can be no assurance that we will be able to generate positive cash flows to fund our operations in the future or to pursue our strategic objectives.  To date we have financed our development stage operations primarily through the sale of common stock, advances from affiliates and deferral in payment of salaries.

For the period from inception through December 31, 2009, we have generated zero revenue and have incurred $666,793 of expenses; $535,667 of which was for wages ($427,294 of which have been accrued and appear as a liability on the December 31, 2009 balance sheet).  Other expenses include rent ($17,296), technology ($18,163), professional fees ($34,848), business start-up costs ($20,000), other general and administrative expenses ($14,546), selling and marketing ($6,746), research and development ($2,000) and interest expense ($17,527).

Although the size and timing of our future operating losses are subject to significant uncertainty, we expect that operating losses will continue over the next few years as we continue to fund our operations and research and development activities.  We expect that research and development expenses will continue to increase as a result of new and ongoing clinical and pre-clinical studies as well as expenses associated with regulatory filings. In addition, we anticipate that our general and administrative expenses will continue to increase as we expand our operations, facilities and other administrative activities related to our efforts to bring our products to market.

Nevertheless, as stated above, we did not assume certain liabilities in connection with the Acquisition.  Therefore, past performance through December 31, 2009 is not an accurate measure of what we can expect of our future performance.  Namely, we are not assuming the office lease or the accrued liability associated with wages.  Therefore, $17,296 of rent and $427,294 of accrued wages will not be ongoing expenses or an accrued liability that would negatively affect our future financial performance.  If these expenses were not part of our operations for the period ending December 31, 2009, then our reported net loss of $666,793 would have been $222,203.  Furthermore, without assuming the obligation to satisfy those liabilities going forward, we can devote more of our resources to future operations rather than having to earmark $444,590 to past liabilities, the payment of which would not benefit us as a growing, viable business.

Our capital expenditures are estimated to be approximately $300,000 for fiscal 2010, and may be funded with cash and equivalents on hand, proceeds generated from private and/or public equity/debt offerings, availability of a credit facility and/or loans from affiliates.

Off Balance Sheet Arrangements

Not applicable.

Critical Accounting Policies

Our significant accounting policies are more fully described in Note 2 to the audited financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities. Actual results could differ from those estimates under different assumptions or conditions. We believe that the following critical accounting policies are subject to estimates and judgments used in the preparation of the financial statements:

Quantitative and Qualitative Disclosure about Market Risk

We do not hold instruments that are sensitive to changes in interest rates, foreign currency exchange rates or commodity prices. Therefore, we believe that we are not materially exposed to market risks resulting from fluctuations from such rates or prices.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Our common stock is quoted on the Pink Sheets under the symbol “STRP.PK”. Such trading of our common stock is limited and sporadic.  Our common stock last traded on December 31, 2009 at $0.001 per share for 25,000 shares.

The following table reflects the high and low bid information for our common stock for the period indicated. The bid information was obtained from the Pink OTC Markets, Inc. and reflects inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.  In addition, effective April 20, 2010 our shares will be subject to a 15 to 1 reverse stock split. Pursuant thereto, each fifteen (15) shares of our common stock outstanding on April 20, 2010 shall be deemed to be one (1) share of our common stock.  Our preferred stock shall remain unchanged.  The figures in parenthesis reflect the post reverse split price.

Quarter Ended	Bid High	Bid Low
Fiscal Year 2010
March 31, 2010	$0.0011(0.0165)	$0.0011(0.0165)
Fiscal Year 2009
December 31, 2009	$0.0025(0.0375)	$0.0011(0.0165)
September 30, 2009	$0.001(0.015)	$0.0007(0.0105)
June 30, 2009	$0.0007(0.0105)	$0.0003(0.0045)
March 31, 2009	$0.0007(0.0105)	$0.0005(0.0075)
Fiscal Year 2008
December 31, 2008	$0.008(0.12)	$0.004(0.06)
September 30, 2008	$0.01(0.015)	$0.004(0.06)
June 30, 2008	$0.07(1.05)	$0.02(0.03)
March 31, 2008	$0.09(1.35)	$0.05(0.75)

As of April 1, 2010, there were approximately 825,099,009 (55,006,600 post split) shares of common stock issued and outstanding and there were 59 holders of record of our common stock.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None

Directors, Executive Officers, Promoters and Control Persons

The following table sets forth the name, age and position of each person who is a director or executive as of the filing of this registration statement.  In connection with the Acquisition, we agreed, in part, to redeem (subject to the effectiveness of the Registration Statement) all of our currently outstanding Series A Preferred Stock and 475,000,000 shares of our common stock from Charette Corporation (the “Redemption”).  Pursuant thereto, Richard Astrom and Mark Astrom shall remain officers and directors until the closing of the Redemption.

Name	Age	Positions and Offices to be Held

Mark Astrom	33	Director
Richard Astrom	62	Director, Chief Executive Officer
Steven Cohen	60	Director

Mark Astrom is the son of Richard Astrom.

Subject to the Redemption, the directors named above will serve until our first annual meeting of stockholders following completion of the Merger or until their respective successors have been appointed and duly qualified.  Thereafter, directors will be elected for one-year terms at the annual stockholders’ meeting.  Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement.  Except in accordance with the Redemption, there is no arrangement or understanding between any of the directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current directors to our board.   There are also no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

Mark Astrom has been an officer and director of the company since February 3, 2010.  From 2003 through the present, Mr. Astrom has served as President of Charette Corporation, Inc. with responsibilities for project management.  He graduated from the Gettysburg College with a Bachelors Degree in Economics. Mark Astrom is the son of Richard Astrom.

Richard S. Astrom has been an officer and director of the Company since February 2010.  From 1995 through June 2007, Mr. Astrom served as President and Chief Executive Officer of National Realty and Mortgage, Inc.  He also served as a director of Capital Solutions I, Inc. until December 2007 whereupon he resigned his position in connection with an exchange transaction described in Form 8-K filed with the SEC by Capital Solutions on December 10, 2007.  Mr. Astrom earned a Bachelor’s Degree in Business Administration from the University of Miami. Richard Astrom is the father of Mark Astrom.

Steven Cohen has been a director of the Company since February 2010. Steven Cohen has over 30 years of experience in corporate management, product development, sales, and both international and domestic distribution.  Mr. Cohen graduated from Kentucky Wesleyan College, holds a masters degree in Education from Loyola University and attended Loyola Law school.  Mr. Cohen has been a President/CEO of a major designer company (D.V.F.) and also helped develop the jean brand label of Calvin Klein a division of Puritian Fashions as a Vice President.

Mr. Cohen has been instrumental in several high-level corporate engagements and successful business ventures. Notably, Mr. Cohen assumed a position of President and CEO of Diane Von Furstenberg, and spearheaded the development and brand Identity of Calvin Klein and assumed a position of Executive Vice President of the company.  Currently, Mr. Cohen is in charge of operations for Allarae HealthCare, Inc., a publicly trading company in the consumer health market. He holds the position of Chief Operations Officer and reports directly to the Board of Directors.

Directors and Executive Officers of Lyfetec Medical, Inc.

The new directors and officers of Lyfetec Medical, Inc. (our wholly-owned subsidiary) currently consist of Mark Astrom (director), Richard Astrom (CEO and director) and Steven Cohen (EVP and director)

Employment Agreements

We have not entered into employment agreements with any of our executive officers.

Board of Directors

Our Board of Directors currently consists of three (3) members. The terms of directors expire at the next annual shareholders’ meeting unless their terms are staggered as permitted in our bylaws. Each shareholder is entitled to vote the number of shares owned by him for as many persons as there are directors to be elected. Shareholders do not have a right to cumulate their votes for directors.  Upon closing of the Redemption, Richard Astrom and Mark Astrom shall resign as officers and directors.

Director Compensation

Currently, we do not pay our directors any cash or other compensation. In the future, we may consider appropriate forms of compensation, including the issuance of common stock and stock options as compensation.

Committees

To date, we have not established a compensation committee, nominating committee or an audit committee.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the registrant's officers and directors, and persons who own more than 10% of a registered class of the registrant's equity securities, to file reports of ownership and changes in ownership of equity securities of the Registrant with the Securities and Exchange Commission. Officers, directors and greater-than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish the registrant with copies of all Section 16(a) forms that they file.

Executive Compensation

The following table sets forth the compensation on an annualized basis for fiscal years ending December 31, 2009 and 2008 that will be earned by our named executive officers.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Mark Astrom,	2009	0	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0	0
Richard Astrom, CEO	2009	0	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0	0
Steven Cohen	2009
	2008

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009
	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Mark Astrom	0	0	0	0	0	0	0	0	0
Richard Astrom	0	0	0	0	0	0	0	0	0

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of April 1, 2010 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five percent, (ii) each of our executive officers and directors, and (iii) our directors and executive officers as a group. The information relating to the ownership interests of such shareholders is provided after giving effect to the Merger.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
	Common stock	Preferred Stock	Common stock	Preferred Stock
Mark Astrom(2) c/o Strata Capital Corporation 11415 NW 123 Lane, Reddick, Florida 32686	500,000,000(2)	10,000,000(2)	60%	100%(2)
Richard Astrom c/o Strata Capital Corporation 11415 NW 123 Lane, Reddick, Florida 32686	0	0	0	0
Steven Cohen c/o Strata Capital Corporation 11415 NW 123 Lane, Reddick, Florida 32686	0	0	0	0
Charette Corporation(2)	500,000,000(2)	10,000,000(2)	60%	100%(2)
Directors and Officers as a group (3 persons)	500,000,000(2)	10,000,000(2)	60%	100%(2)

(1)
Based on an aggregate of 825,099,009 (55,006,600 post split) common shares and 10,000,000 preferred shares outstanding as of April 1, 2010.  Each share of Series A Preferred Stock entitles the holder thereof to 1000 votes on all matters.  The common share numbers do not give effect to a 1:15 reverse stock split approved on March 31, 2010 by written consent of our board of directors and more than a majority of our security holders.  Pursuant thereto, each fifteen (15) shares of our common stock outstanding at 9:00 a.m. on April 20, 2010 shall be deemed to be one (1) share of our common stock.  Our preferred stock shall remain unchanged.

(2)
Through Charette Corporation, Mark Astrom owns 500,000,000 (33,333,333 post split) shares of common stock and 10,000,000 shares of Series A Preferred Stock.  In connection with the Acquisition, we agreed, in part, to redeem (subject to the effectiveness of the Registration Statement) 475,000,000 shares of common stock held by Charette and all of the currently outstanding Series A Preferred Stock.

However, on April 6, 2010, we entered into a Stock Purchase Agreement with Steven Cohen pursuant to which we have agreed to sell to Mr. Cohen 1 million shares of Series A Preferred Stock in exchange for $55,000, payable $1000 per month for 55 months pursuant to a promissory note.  The sale is contingent on the closing of the Redemption.

Certain Relationships and Related Transactions, and Corporate Governance

In connection with the Acquisition, we agreed, in part, to redeem (subject to the effectiveness of this Registration Statement) all 10 million shares of our currently outstanding Series A Preferred Stock and 475,000,000 (31,666,666 post split) shares of our common stock all owned by Charette Corporation in exchange for payment to Charette of: (a) five hundred  fifty thousand dollars cash ($550,000), (b) any funds we owe to Charette at the time of the redemption and (c) $60,640.37 for repayment of certain expenses paid on behalf of or for the benefit of Lyfetec, Inc. (the “Redemption”). Upon closing of the Redemption, Richard and Mark Astrom shall resign as our officers and directors.

On April 6, 2010, we entered into a Stock Purchase Agreement with Steven Cohen pursuant to which we have agreed to sell to Mr. Cohen 1 million shares of Series A Preferred Stock in exchange for $55,000, payable $1000 per month for 55 months pursuant to a promissory note.  The sale is contingent on the closing of the Redemption.

Mark Astrom is the son of Richard Astrom

Where You Can Find Additional Information

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Strata Capital Corp. filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC's Internet website at http://www.sec.gov.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of us, by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, all such persons being referred to as an indemnitee, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Our certificate of incorporation provides that we will indemnify any indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the indemnitee in connection with such action, suit or proceeding, and any appeal therefrom, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any indemnitee has been successful, on the merits or otherwise, we will indemnify him or her against all expenses, including attorneys’ fees, actually and reasonably incurred in connection therewith. Expenses must be advanced to an indemnitee under certain circumstances.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Legal Matters

The validity of the common stock offered hereby will be passed upon by Legal & Compliance, LLC, West Palm Beach, FL.

Legal Proceedings

There are no material pending legal proceedings to which we are a party or to which any of our property is subject and to the best of our knowledge, no such actions against us are contemplated or threatened.

Experts

The financial statements appearing in this prospectus and registration statement on Form S-1 have been audited by Daszkal Bolton LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere in this prospectus and in the registration statement on Form S-1, and such report is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its subsidiaries, provided that Legal & Compliance LLC owns 22,500,000 (1,500,000 post split) shares of our Common Stock, all of which are included in this prospectus.

Transfer Agent

Our transfer agent is Interwest Transfer Company, Inc., Salt Lake City, UT.

Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of
LyfeTec, Inc. (A Development Stage Company)
Pompano Beach, Florida

We have audited the accompanying balance sheet of LyfeTec, Inc. (a Development Stage Company) (the "Company") as of December 31, 2009, and the related statements of operations, changes in equity (net capital deficiency) and cash flows for the period from February 2, 2009 (Inception) to December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 4 to the financial statements, the Company has significant related party transactions.

As discussed in Note 9 to the financial statements, in connection with an Asset Purchase Agreement with Strata Capital Corporation and Strata Acquisition Corporation, the financial statements have been restated to give retroactive effect to the 50,000,000 shares received by the shareholder and the 15:1 reverse stock split.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LyfeTec, Inc. (a Development Stage Company) as of December 31, 2009, and the result of its operations and cash flows for the period from February 2, 2009 (Inception) to December 31, 2009, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company is in the development stage, has sustained losses, negative net cash flows from operations, and has a net capital deficiency at December 31, 2009. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management is proposing to raise any necessary additional funds through loans and additional sales of its common stock. There is no assurance that the Company will be successful in raising additional capital.

/s/ DASZKAL BOLTON LLP

Boca Raton, Florida
April 22, 2010

LyfeTec, Inc. (A Development Stage Company)
Balance Sheet
December 31, 2009

ASSETS

Current assets:
Cash and cash equivalents	$767
Due from affiliates	9,855
Total assets	$10,622

LIABILITIES AND NET CAPITAL DEFICIENCY
Accrued interest
Current labilities:
Convertible note payable	$309,000
Accrued interest on convertible note payable	62,607
Shareholder note	5,000
Accrued wages	427,294
Other accrued expenses	23,964
Due to affiliates	82,824
Shareholder advances	11,706
Total liabilities	922,395

Commitments and contingencies

Net capital deficiency:
Common stock, $.000001 par value; 2,666,666,666,667 shares
authorized; 3,333,333 shares issued and outstanding	3
Additional paid-in capital	(353,983)
Common stock subscriptions in process, 51,000,000,000 shares to be issued	114,000
Stock subscriptions receivable	(5,000)
Deficit accumulated during the development stage	(666,793)
Net capital deficiency	(911,773)

Total liabilities and net capital deficiency	$10,622

See accompanying notes to financial statements.

LyfeTec, Inc. (A Development Stage Company)
Statement of Operations
From February 2, 2009 (Inception) to December 31, 2009

Net sales	$-

Cost of sales	-

Gross profit	-

Operating expenses:
Salaries	535,667
Selling and marketing	6,746
Rent	17,296
Research and development	2,000
Technology	18,163
Professional fees	34,848
Business start-up costs	20,000
Other general and administrative expenses	14,546
Total operating expenses	649,266

Loss from operations	(649,266)

Interest expense	(17,527)

Loss before income taxes	(666,793)

Income taxes	-

Net loss	$(666,793)

Loss per share	$(0.20)

Weighted average number of shares outstanding	3,333,333

See accompanying notes to financial statements.

LyfeTec, Inc. (A Development Stage Company)
Statement of Changes in Shareholder’s Equity (Net Capital Deficiency)
From February 2, 2009 (Inception) to December 31, 2009

			Additional	Stock	Stock		Net
	Common Stock		Paid-In	Subcriptions	Subscriptions	Accumulated	Capital
	Shares	Amount	Capital	In Process	Receivable	Deficit	Deficiency

Balance, February 2, 2009 (Inception)	-	$-	$-	$-	$-	$-	$-

Issuance of common stock	3,333,333	3	97	-	-	-	100

Common stock subscribed	-	-	-	114,000	(5,000)	-	109,000

Assumption of parent company convertible note payable and accrued interest	-	-	(354,080)	-	-	-	(354,080)

Net loss	-	-	-	-	-	(666,793)	(666,793)

Balance, December 31, 2009	3,333,333	$3	$(353,983)	$114,000	$(5,000)	$(666,793)	$(911,773)

See accompanying notes to financial statements.

LyfeTec, Inc. (A Development Stage Company)
Statement of Cash Flows
From February 2, 2009 (Inception) to December 31, 2009

Cash flows from operating activities:
Net loss	$(666,793)
Reconciliation of net loss to net cash
used in operating activities:
Changes in operating assets and liabilities
Due from affiliates	(9,855)
Accrued wages	427,294
Accrued interest on convertible note payable	17,527
Other accrued expenses	23,964
Due to affiliates	82,824

Net cash used in operating activities	(125,039)

Cash flows from investing activities	-

Cash flows from financing activities:
Advances from shareholder	11,706
Loan from shareholder	5,000
Common stock issued and subscribed	109,100

Net cash provided by financing activities	125,806

Net increase in cash and cash equivalents	767

Cash and cash equivalents, February 2, 2009 (Inception)	-

Cash and cash equivalents, December 31, 2009	$767

Noncash Investing and Financing Activity:
Assumption of parent company convertible
note payable and accrued interest	$354,080

See accompanying notes to financial statements.

LyfeTec, Inc. (A Development Stage Company)
Notes to Financial Statements

Note 1 – Business and Basis of Presentation

LyfeTec, Inc. (“LyfeTec” or the “Company”) was incorporated in Florida in January 2009 to develop and market medical home screen test kits to consumers.  The Company plans to market its products to retail stores nationally through a network of sales representatives and distributors.  The Company’s corporate offices are located in Fort Lauderdale, Florida.  LyfeTec became a wholly-owned subsidiary of Macada Holding, Inc. (“Macada”) in February 2009.  As more fully described in Note 7, in connection with the transaction between Macada and LyfeTec, Macada transferred a financial obligation of Macada to LyfeTec in the amount of $309,000 plus accrued interest of $45,080.  Such amounts have been reflected in the financial statements as a reduction of additional paid-in capital.

On September 23, 2009, the Company and Macada entered into an Agreement and Plan of Merger (“Merger Agreement”) with Genesis Capital Corporation (“Genesis”) and Genesis Capital Acquisition Corp. (“Merger Sub”).  Pursuant to the Merger Agreement, Merger Sub was to merge with and into the Company, with LyfeTec being the surviving corporation.  In connection with the Merger Agreement, each issued and outstanding share of LyfeTec common stock was to be converted into the right to receive a to-be determined number of shares of Genesis common stock ("Exchange Ratio").  In addition, holders of the Genesis preferred stock were to receive cash consideration of $350,000.  Based on the results of the Company’s due diligence review, the transaction was not consummated.  As a result, non-refundable consideration of $10,000 paid by the Company was charged to expense during the period ending December 31, 2009, and is included in general and administrative expenses.

As more fully described in Note 9, in February 2010, the Company entered into an Asset Purchase Agreement with Strata Capital Corporation (“Strata”) and Strata Acquisition Corporation (“SAC”).  The transaction has been accounted for as reverse acquisition tantamount to a recapitalization.  For presentation purposes, the financial statements give effect to the shares received from Strata.

In accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) ASC 915, Development Stage Entities, entities that have not commenced planned principal operations or that have commenced planned principal operations but have no significant revenue from such activities are deemed a development stage entity.  The Company is a development stage company with a limited operating history.  To date, the Company has not generated revenues, and it has incurred net losses since inception.  The Company expects its losses to continue and to increase as the Company seeks regulatory approvals and initiates commercialization activities.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ significantly from those estimates.

Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with original maturities of three (3) months or less at purchase to be cash equivalents.

Trade Accounts Receivable
Trade accounts receivable will be recorded at the invoiced amount.  The Company will establish an allowance based on its best estimate of the amount of probable credit losses in the Company’s existing accounts receivable.

LyfeTec, Inc. (A Development Stage Company)
Notes to Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Property, Plant and Equipment
The Company will record property, plant and equipment and leasehold improvements at historical cost.  Expenditures for maintenance and repairs will be charged to expense; additions and improvements will be capitalized.  The Company will provide for depreciation using the straight-line method at rates that approximate the estimated useful lives of the assets.  Leasehold improvements will be amortized on a straight-line basis over the shorter of the useful life of the improvement or the remaining term of the lease.

Intangible Assets
The Company adopted the provisions of ASC 350, Intangibles – Goodwill and Other.  Pursuant to ASC 350, goodwill and intangible assets acquired in a purchase business combination and determined to have indefinite lives and licenses acquired with no definite term will not be amortized, but instead will be tested for impairment at least annually in accordance with the provisions of this Statement.  Identifiable intangibles with estimated useful lives will be amortized over their respective estimated useful lives and reviewed for impairment in accordance with ASC 360-10-35, Impairment or Disposal of Long-Lived Assets.

Advertising Costs
Advertising costs are expensed when incurred. Advertising costs included in selling and marketing expenses totaled $6,746 for the period from Inception to December 31, 2009.

Income Taxes
The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”).  Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.  Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year.  In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which it operates, estimates of future taxable income, and available tax planning strategies.  If tax regulations, operating results or the ability to implement tax-planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required.  Valuation allowances are recorded related to deferred tax assets based on the more-likely-than-not criteria of ASC 740.

ASC 740 requires the recognition of the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit.  For tax positions meeting the “more-likely-than-not” threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority.

Revenue Recognition
As of December 31, 2009, the Company had not yet generated any revenues. It is the Company’s policy that revenues will be recognized when persuasive evidence of an arrangement exists, delivery has occurred (or service has been performed), the sales price is fixed and determinable, and collectability is reasonably assured.

Research and Development
Research and development costs and any costs associated with internally developed patents, formulas or other proprietary technology are expensed as incurred.  Research and development expenses were $2,000 for the period from Inception to December 31, 2009.

LyfeTec, Inc. (A Development Stage Company)
Notes to Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Long-Lived Assets
The Company will review its long-lived assets, including intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.  Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve breakeven operating results over an extended period.  The Company will evaluate the recoverability of long-lived assets based upon forecasted undiscounted cash flows.  Should an impairment in value be indicated, the carrying value of intangible assets will be adjusted based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset.

Stock-Based Compensation
The Company will account for share-based payments in accordance with ASC 718, Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, officers, directors, and consultants, including employee stock options based on estimated fair values.  ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model.  The value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in the Company’s Statement of Operations.  Stock-based compensation is based on awards ultimately expected to vest and is reduced for estimated forfeitures.  ASC 718 requires forfeitures to be estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from those estimates.  For purposes of determining estimated fair value of share-based payment awards on the date of grant under ASC 718, the Company plans to use the Black-Scholes option-pricing model.

Recently Issued Accounting Pronouncements
In May 2009, the Financial Accounting Standards Board issued ASC 855, Subsequent Events which established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  Recognized subsequent events should be recognized in the financial statements since the condition existed at the date of the balance sheet.  Non-recognized subsequent events are not recognized in the financial statements since the conditions arose after the balance sheet date but before the financial statements are issued or are available to be issued.  This Standard, which includes a required disclosure of the date through which an entity has evaluated subsequent events, is effective for interim or annual periods ending after June 15, 2009.  The Company has evaluated events through April 20, 2010, which is the date the financial statements were issued.

Note 3 – Liquidity and Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation as a going concern.  The Company is a development stage corporation, has incurred operating losses since inception, has an accumulated deficit of approximately $667,000, and has negative cash flows from operations of approximately $125,000.  In addition, as of December 31, 2009, current liabilities exceed current assets by approximately $912,000.  There can be no assurance that the Company will be able to generate positive cash flows to fund its operations in the future or to pursue its strategic objectives.  To date the Company has financed its development stage operations primarily through the sale of common stock, advances from affiliates and deferral in payment of salaries.

LyfeTec, Inc. (A Development Stage Company)
Notes to Financial Statements

Note 3 – Liquidity and Going Concern, continued

The Company has developed and is continuing to strive to implement an operating plan intended to eventually achieve sustainable profitability and positive cash flow from operations.  Key components of this plan include generating revenue and the cash flows to be derived from diagnostic products and controlling operating expenses.

Note 4 – Related Party Transactions

The Company conducts its operations from an office facility that is subleased from Macada.  The sublease is on a month-to-month basis with monthly lease payments of $1,537.  Rent expense for the period from Inception to December 31, 2009 amounted to $17,296.

The Company has paid certain expenses on behalf of Macada and other affiliated entities for utilities, supplies and other operating expenses, totaling $9,855.  Such amounts have been recorded as Due from Affiliates in the Balance Sheet.

Macada has paid certain expenses on behalf of the Company, including salaries, rent, utilities and other operating expenses, totaling $67,324.  In addition, the Company received $15,500 cash from funds advanced from Macada.  Such amounts have been recorded as Due to Affiliates in the Balance Sheet.

The Company has received advances aggregating $11,706 from the Company’s Chief Executive Officer who is also a shareholder of the Company and Macada.  The advances are due on demand as a payable and bear no interest, and have no collateral.  As of December 31, 2009, the entire balance of the advance was outstanding.

Note 5 – Income Taxes

At December 31, 2009, the Company had gross deferred tax assets of $250,914.  The Company determined that it is not more-likely-than-not that such asset will be realized, and as such has established a full valuation allowance as of December 31, 2009.  The Company evaluates its ability to realize its deferred tax assets each period and adjusts the amount of its valuation allowance, if necessary.  If there is an ownership change, as defined under Internal Revenue Code Section 382, the use of operating loss and credit carry-forwards may be subject to limitation on use.

ASC 740 requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized.  A review of all available positive and negative evidence needs to be considered, including current and past performance, the market environment in which the Company operates, the utilization of past tax credits and length of carry-back and carry-forward periods.  Forming a conclusion that a valuation allowance is not needed is difficult when there is negative objective evidence such as cumulative losses.  Cumulative losses weigh heavily in the overall assessment.  The Company has applied a 100% valuation allowance against its net deferred tax assets as of December 31, 2009.

The Company’s loss before income taxes of $666,793 is comprised entirely of operations in the United States.  The effective tax rate of 0% differs from the statutory United States federal income tax rate of 35% due primarily to the valuation allowance.  The valuation allowance has increased by $250,914 for the period from Inception to December 31, 2009.

LyfeTec, Inc. (A Development Stage Company)
Notes to Financial Statements

Note 5 – Income Taxes, continued

The primary components of net deferred tax assets at December 31, 2009 are as follows:

Deferred tax assets
Accrued compensation	$160,791
Net operating loss carryforward	90,123
Total deferred tax assets	250,914
Valuation allowance for deferred tax assets	(250,914)
Net deferred tax assets	$-

As of December 31, 2009, the Company had federal income tax net operating loss carryforwards of $90,123.  The operating loss carryforwards will expire beginning in 2029.

Note 6 –Notes Payable

In connection with the transaction between Macada and LyfeTec, Macada transferred a financial obligation of Macada to LyfeTec in the amount of $309,000 plus accrued interest of $45,080.  The note payable was issued on March 15, 2007 and was due and payable with accrued interest on March 15, 2008.  Interest on the note is payable at a default rate of prime rate plus 3% (6.25% at December 31, 2009).  The note requires the maintenance of certain qualitative covenants.  In addition, the note is convertible into shares of common stock of Macada, up to the face value of the note plus any accrued interest, not to exceed 9.99% of the outstanding shares of Macada.  The conversion price will be the lowest bid price of Macada on the last trading day immediately prior to the date of conversion.  As the conversion price is not determined until such date that conversion occurs, there is no beneficial conversion feature associated with this note until settlement.

No amount of principal or interest has been paid on the note, and the note remains in default at December 31, 2009.  The note has been recorded at its face value of $309,000 plus accrued interest of $62,607 as of December 31, 2009.

In October 2009, the Company issued a promissory note to a shareholder in exchange for $5,000.  The terms of the promissory note provide the note holder with the option of receiving as repayment of the promissory note either: (1) 25,000 shares of common stock of the Company, or (2) a lump sum payment of $7,000 on the due date, December 1, 2009.  No other interest provisions are contained in the promissory note.  As of December 31, 2009, the promissory note is in default and no shares of common stock have been issued pursuant to the note. The difference between the conversion price of the note into shares of the Company’s common stock, and the fair value of the Company’s common stock on the date of issuance of the note, did not result in the recognition of a beneficial conversion feature since the fair value of the Company’s common stock was significantly lower than the conversion price.

Note 7 – Net Capital Deficiency

The Company has 2.7 trillion shares of common stock authorized with a par value of $0.000001.  As of December 31, 2009, 3,333,333 shares of common stock are issued and outstanding.

The Company subscribed for the issuance of 51 billion shares of its common stock for total proceeds of $119,000.  At December 31, 2009, $5,000 of the stock subscription has not yet been received by the Company, and has been recorded as Stock Subscriptions Receivable in the financial statements. The stock certificates representing the 51 billion shares of common stock have not been issued.

LyfeTec, Inc. (A Development Stage Company)
Notes to Financial Statements

Note 7 – Net Capital Deficiency, continued

The Company also has commitments to issue approximately 916.7 billion shares of its common stock pursuant to various employment agreements.

Note 8 – Commitments and Contingencies

Employment Agreements
During the period the Company entered into employment agreements with six (6) key employees, all of whom are also shareholders.  In addition to salary and benefit provisions, these agreements include the issuance of stock options under the Equity Option Plan (the “Option Plan”) and common stock under the 2009 Equity Incentive Plan (the “Incentive Plan”).  The employment agreements call for the issuance of a total of 650 billion shares of common and restricted stock, as well as the issuance of options to purchase 267 billion shares of common stock.  The stock options vest 25% on the effective date of the employment agreements, with the remaining 75% vesting as set forth in the Option Plan.  The stock options, once vested, shall be exercisable at a 70% discount to the market price per share on the date of exercise.  The Option Plan and the Incentive Plan have not yet been drafted by the Company, or approved by the Board of Directors, and accordingly no stock options or shares have been granted to employees under these plans.

Classification of Employees as Independent Contractors
The Company has contracts with certain individuals as service providers.  Since these individuals are regarded as independent contractors, the Company does not withhold federal or state income taxes, make federal or state unemployment tax payments or provide workers’ compensation insurance with respect to such independent contractors.  The payment of applicable taxes is regarded by the Company as the responsibility of such independent contractors.  The Company believes that this classification of these individuals as independent contractors is proper for federal tax purposes.

Should the IRS determine that reclassification is required, such reclassification may have a material impact on the Company’s operating results.

Distribution Agreements
The Company has entered into certain distribution agreements to market and sell its products.  In exchange for entering into one of the distribution agreements, the Company will receive shares of common stock representing a 35% ownership in the distributor.

Acquisition Transactions
The Company has executed non-binding letters of intent to acquire a health insurance based marketing firm and a financial advisory firm.  Terms of the transactions are not finalized and are subject to due diligence review and shareholder approvals.

Note 9 – Subsequent Events

In January 2010, the Company subscribed for the issuance of 333.3 billion shares of its common stock for cash proceeds of $10,000.

In January 2010, the Company relocated its corporate office to Pompano Beach, Florida from Fort Lauderdale, Florida.  In connection with the relocation, the Company entered into a short-term lease agreement for the Pompano Beach office that expires on April 15, 2010, with an option to purchase the premises at the end of the lease term.  The agreement calls for rent payments of $5,000 per month plus a non-refundable deposit of $5,000, for total payments of $20,000, plus insurance, maintenance and utilities.

LyfeTec, Inc. (A Development Stage Company)
Notes to Financial Statements

Note 9 – Subsequent Events, continued

On February 9, 2010, the Company entered into an Asset Purchase Agreement with Strata Capital Corporation (“Strata”) and Strata Acquisition Corporation (“SAC”).  Pursuant to the Asset Purchase Agreement, SAC will purchase substantially all of the assets of the Company that comprise the Lyfetec business in exchange for 50,000,000 shares of Strata common stock, $.000001 par value.  In connection with the Asset Purchase Agreement, Strata plans to redeem all of its outstanding preferred stock and the controlling interest of its common stock, all held by a single entity, in exchange for total cash consideration of approximately $611,000.  Consummation of the transactions contemplated is subject to due diligence, shareholder and Board approvals, maintenance of certain positive covenants and the ability to obtain bridge financing on acceptable terms.

Effective April 20, 2010, Strata will implement a 15:1 reverse common stock split.  For presentation purposes, these financial statements give retroactive effect to the 50,000,000 shares received by the shareholder and the 15:1 reverse stock split (3,333,333).

Part II - Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

Amount to
Be Paid
SEC registration fee	$9
Legal fees and expenses	$20,000
Accounting fees and expenses	$20,000
Miscellaneous	$3,000
Total	$43,009

Item 14.	Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of us, by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, all such persons being referred to as an indemnitee, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Our certificate of incorporation provides that we will indemnify any indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the indemnitee in connection with such action, suit or proceeding, and any appeal therefrom, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any indemnitee has been successful, on the merits or otherwise, we will indemnify him or her against all expenses, including attorneys’ fees, actually and reasonably incurred in connection therewith. Expenses must be advanced to an indemnitee under certain circumstances.

Item 15.	Recent Sales of Unregistered Securities

The following issuance of shares were exempt from registration under section 4(2) or 4(6) of the Securities Act and/or Regulation D promulgated there under:

During 2010, we issued to the Lyfetec, Inc. shareholders 50,000,000 (3,333,333 post 15:1 reverse stock split) shares of our common stock in connection with the Acquisition.

During 2010, we issued to Legal & Compliance, LLC 22,500,000 (1,500,000 post split) shares of common stock for legal services.

During 2008, we issued to Charette Corporation 10 million shares of our Series A Preferred Stock.

During 2008, we issued to Charette Corporation 500 million (33,333,333 post split) shares of our common stock.

Item 16.	Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1	Asset Purchase Agreement effective as of February 10, 2010 by and between Strata Capital Corporation, Strata Acquisition Corp., Charette Corporation, Inc., and Lyfetec, Inc.
2.1(a)	Amendment to Asset Purchase Agreement dated April 6, 2010
2.2	Court Order appointing Receiver in June 2007.
2.3	Court Order discharging Receivership.
3.1	Articles of Incorporation filed in the state of Florida in June 1988 under the name Sunshine Equities Corp.
3.2	Articles of Amendment to Articles of Incorporation dated August 1998 changing name to LAL Ventures Corp.
3.3	Articles of Amendment to Articles of Incorporation dated May 1999 changing name to Cyberoad.com Corporation.
3.4	Certificate of Incorporation of Strata Capital Corp. dated December 2007
3.5	Certificate of Conversion from Florida corporation to Delaware corporation dated December 2007
3.6	Certificate of Conversion from Delaware dated December 2007
3.7	Certificate of Amendment to Certificate of Incorporation dated January 2008
3.8	Certificate of Amendment to Certificate of Incorporation dated April 2010
3.9	Bylaws
5.1	Legal Opinion
10.1	Investment Agreement between the registrant and Kodiak Capital Group LLC dated March 29, 2010
10.2	Registration Rights Agreement between the registrant and Kodiak Capital Group LLC dated March 29, 2010
21.1	List of Subsidiaries
23.1	Consent of Independent Registered Accounting Firm

Item 17.	Undertakings

1.	The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.
The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)
For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Ocala, State of Florida, on April 22, 2010.

Strata Capital Corporation:

By:  /s/ Richard Astrom
Richard Astrom, Chief Executive Officer, Principal Accounting Officer
Date: April 22, 2010

In accordance with the Securities and Exchange Act, this Prospectus has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By: /s/ Mark Astrom
Mark Astrom, Director
Date: April 22, 2010

By:  /s/ Richard Astrom
Richard Astrom, Director
Date: April 22, 2010

By:  /s/ Steven  Cohen
Seven Cohen, Director
Date: April 22, 2010